AMERIS BANCORP
RESTRICTED SHARE UNIT AWARD AGREEMENT
(Pursuant to the Ameris Bancorp 2021 Omnibus Equity Incentive Plan)
THIS RESTRICTED SHARE UNIT AWARD AGREEMENT (the “Agreement”) is made and entered into on ___________ (the “Grant Date”), by and between Ameris Bancorp, a Georgia corporation (the “Company”), and ___________ (the “Participant”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Ameris Bancorp 2021 Omnibus Equity Incentive Plan (the “Plan”).
Section 1.    Restricted Share Unit Award. The Company hereby grants to the Participant, subject to the terms and conditions of the Plan and this Agreement, an Award of Restricted Share Units consisting of _______ Restricted Share Units. Each Restricted Share Unit represents the right to receive one share of the Company’s common stock, $1.00 par value per share (the “Common Stock”), subject to the terms and conditions set forth in this Agreement and the Plan.
Section 2.     Vesting of Restricted Share Units; Lapse of Restrictions. Except as otherwise set forth in this Agreement, the Restricted Share Units shall vest, and restrictions under the Plan and this Agreement with respect to the Restricted Share Units shall lapse, with respect to ___________ Restricted Share Units on [each of] ___________ ([each, a] [the] “Vesting Date”), provided that a Termination of Service with respect to the Participant does not occur prior to the [applicable] Vesting Date.
Section 3.    Issuance of Common Stock. The Participant will receive a distribution with respect to the Restricted Share Units vested pursuant to this Agreement, if any, within sixty (60) days following the date the Restricted Share Units become vested in accordance with Section 2 (the “Payment Date”); provided, however, that such distribution will be made no later than March 15 of the fiscal year following the [applicable] Vesting Date. The distribution will be made with respect to the Restricted Share Units on the Payment Date in shares of Common Stock, with each Restricted Share Unit vested equivalent to one share of Common Stock. In no event will any fractional shares be issued, and the total number of shares of Common Stock to be issued pursuant to this Agreement will, to the extent necessary, be rounded down to the next whole share of Common Stock in order to avoid the issuance of a fractional share.
Section 4.     Dividends and Dividend Equivalents.
(a)Prior to the issuance, if any, of shares of Common Stock to the Participant with respect to vested Restricted Share Units pursuant to Section 3, the Participant will not have any rights of a shareholder of the Company on account of the Restricted Share Units.
(b)Notwithstanding the foregoing, if any dividend or other distribution, whether regular or extraordinary and whether payable in cash, securities or other property, is declared and paid on the outstanding Common Stock prior to the issuance of shares of Common Stock with respect to vested Restricted Share Units pursuant to Section 3 (i.e., those shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then an account will be established for the Participant on the books and records of the Company and credited with a dividend equivalent equal to the actual dividend or distribution which would have been paid on the Restricted Share Units had shares of Common Stock been issued with respect to such Restricted Share Units and been outstanding and entitled to that dividend or distribution. The dividend equivalents so credited will vest, if at all, at the same time as the Restricted Share Units to which they relate and will be distributed to the Participant (in the same form as the actual dividend or distribution was paid to the holders of the Common Stock entitled to that dividend or distribution or in such other form as the Committee deems appropriate) concurrently with the issuance of shares of Common Stock with respect to the vested Restricted Share Units pursuant to Section 3.
Section 5.     Termination/Change of Status.
5.1.Termination Other Than for Death, Disability or Retirement. If a Termination of Service occurs with respect to the Participant (other than a Termination of Service due to death, Disability or Retirement) prior to the [applicable] Vesting Date for the Restricted Share Units, then all Restricted Share Units which have not vested and for which the restrictions have not lapsed prior to such Termination of Service shall be immediately forfeited, and the Participant shall have no further rights with respect to such Restricted Share Units or the related shares of Common Stock.
5.2.Termination for Death or Disability. If a Termination of Service occurs with respect to the Participant due to the Participant’s death or Disability prior to the [applicable] Vesting Date for the Restricted Share Units, then all such Restricted Share Units which have not vested and for which the restrictions have not lapsed prior to such Termination of Service shall automatically vest in full, and such restrictions shall automatically lapse and shall be of no further force or effect.
5.3.Termination for Retirement. If a Termination of Service occurs with respect to the Participant due to the Participant’s Retirement prior to the [applicable] Vesting Date for the Restricted Share Units, then, with the approval of the Committee or its designee (which may be withheld in its absolute discretion), the restrictions with respect to a pro rata portion of the Restricted Share Units that were scheduled to lapse on the next Vesting Date immediately following the date of such Retirement shall lapse and such units shall be deemed vested in a pro rata amount equal to the quotient, expressed as a percentage (which shall not be greater than 100%), resulting from dividing: (i) the number of days that have lapsed from the most recent Vesting Date preceding the date of such Retirement (or, if there is no such Vesting Date, then the Grant Date); and (ii) [365]. In such event, the remaining portion of the Restricted Share Units which have not so vested, and for which the restrictions have not so lapsed, prior to the date of such Retirement shall be immediately forfeited, and the Participant shall have no further rights with respect to such Restricted Share Units or the related shares of Common Stock.
Section 6.     No Transfer or Pledge of Restricted Share Units. The Restricted Share Units issued hereunder may not be assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of. Any attempt to do so shall be null, void and without effect.
Section 7.     Taxes.
7.1    Withholding Taxes. The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation payable to the Participant, the amount of any required withholding taxes in respect of the Restricted Share Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. In the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:
(a)Tendering a cash payment;
(b)Authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Participant under this Agreement having a Fair Market Value equal to the amount required to be withheld; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the maximum amount of tax required to be withheld by applicable law; or
(c)Delivering to the Company previously owned and unencumbered shares of Common Stock with a Fair Market Value equal to the amount required to be withheld.
7.2    Tax-Related Items. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility, and the Company: (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Restricted Share Units or the subsequent sale of any shares of Common Stock; and (ii) does not commit to structure the Award evidenced by this Agreement to reduce or eliminate the Participant’s liability for Tax-Related Items.
Section 8.     Change in Control. In the event a Change in Control occurs prior to the [applicable] Vesting Date for the Restricted Share Units and prior to the occurrence of a Termination of Service with respect to the Participant, then all such Restricted Share Units which have not vested and for which the restrictions have not lapsed prior to the Change in Control shall automatically vest in full, and such restrictions shall automatically lapse and shall be of no further force or effect.
Section 9.     No Right to Continued Service. If the Participant is an Employee, then this Agreement shall not be construed as giving the Participant the right to continued employment with the Employer, and the Employer may at any time dismiss the Participant from employment free from any liability or any claim under the Plan or this Agreement. If the Participant is a director of the Company (or any Subsidiary or Affiliate), then this Agreement shall not be construed as giving the Participant the right to be retained as such, and the Participant shall be subject to removal as a director in accordance with the provisions of the governing documents of the Company (or the applicable Subsidiary or Affiliate) free from any liability or any claim under the Plan or this Agreement.
Section 10.     Clawback Rights. The Participant acknowledges and agrees that the Award evidenced by this Agreement is subject to any compensation, clawback or recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant, whether or not adopted before or after the Grant Date.
Section 11.     Governing Provisions. This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are also provisions of this Agreement. If there is a difference or conflict between the provisions of this Agreement and the provisions of the Plan, then the provisions of the Plan will govern.
Section 12.     Participant Acceptance. By signing this Agreement, the Participant agrees to be bound by the terms and conditions of the Plan and this Agreement and accepts the Award evidenced by this Agreement as of the Grant Date. The Participant accepts as binding, conclusive and final all decisions and determinations of the Committee upon any questions arising under this Agreement or the Plan. The Participant acknowledges delivery of the Plan and the Plan prospectus together with this Agreement.
Section 13.     Miscellaneous.

13.1.Entire Agreement. This Agreement and the Plan contain the entire understanding and agreement between the Company and the Participant concerning the Restricted Share Units and the shares of Common Stock that may be issued pursuant to this Agreement, and supersede any prior or contemporaneous negotiations and understandings. The Company and the Participant have made no promises, agreements, conditions or understandings relating to the Restricted Share Units or the shares of Common Stock that may be issued pursuant to this Agreement, either orally or in writing, that are not included in this Agreement or the Plan.
13.2.Captions. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.
13.3.Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which when signed by the Company and the Participant will be deemed an original and all of which together will be deemed the same Agreement. Electronic signatures in the form of handwritten signatures on a facsimile transmittal and scanned and digitized images of a handwritten signature (e.g., scanned document in PDF format) shall have the same force and effect as original manual signatures.
13.4.Compliance With Laws and Regulations. The award of Restricted Share Units and the issuance of shares of Common Stock which may be issued pursuant to this Agreement shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any governmental or regulatory agency as may be required.
13.5.Notice. Any notice to the Company provided for in this Agreement will be addressed to the Company in care of the Company’s Corporate Secretary at the Company’s corporate headquarters, and any notice to the Participant will be addressed to the Participant at the current address shown on the payroll records of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice will be delivered by hand, sent by facsimile or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service or with an overnight courier.
13.6.Waiver; Amendment. Subject to the terms of the Plan, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, this Agreement; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Participant shall not to that extent be effective without the consent of the Participant.
13.7.Successors and Assignment. Each and all of the provisions of this Agreement are binding upon and inure to the benefit of the Company and the Participant and their respective heirs, successors and assigns, as applicable. However, neither the Restricted Share Units nor this Agreement may be assigned or transferred except as otherwise set forth in this Agreement or the Plan.
13.8.Governing Law. The validity, construction and effect of the Plan and this Agreement, and any rules and regulations relating thereto, shall be determined in accordance with the laws of the State of Georgia without giving effect to conflicts of laws principles.
[Signature Page to Follow]

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the Grant Date.

AMERIS BANCORP:

By:
Name:
Title:

PARTICIPANT:

By:
Name:
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